Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

AMERICAN RENAISSANCE RESOURCES LLC

and

AETERNUM HEALTH, INC.

dated as of

September 21, 2026

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ARTICLE VI TAX MATTERS	47

Section 6.01 Tax Covenants	47

Section 6.02 Termination of Existing Tax Sharing Agreements	48

Section 6.03 Tax Indemnification	47

Section 6.04 Straddle Period	48

Section 6.05 Contests	48

Section 6.06 Cooperation and Exchange of Information	48

Section 6.07 Tax Treatment	49

Section 6.08 Tax Allocation	49

Section 6.09 Survival	49

Section 6.10 Overlap	49

ARTICLE VII CONDITIONS TO CLOSING	50

Section 7.01 Conditions to Obligations of All Parties	50

Section 7.02 Conditions to Obligations of Buyer	50

Section 7.03 Conditions to Obligations of Seller	52

ARTICLE VIII INDEMNIFICATION	53

Section 8.01 Survival	53

Section 8.02 Indemnification By Seller	53

Section 8.03 Indemnification By Buyer	54

Section 8.04 Certain Limitations	54

Section 8.05 Indemnification Procedures	55

Section 8.06 Payments	57

Section 8.07 Tax Treatment of Indemnification Payments	57

Section 8.08 Effect of Investigation	57

Section 8.09 Exclusive Remedies	58

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Exhibit A – Form of Consulting Agreement

Exhibit B – Form of Pre-Funded Warrants

Exhibit C – Form of Investor Rights Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of September 21, 2026, is entered into between American Renaissance Resources LLC, a Wyoming limited liability company (“Seller”) and Aeternum Health, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”), in American Renaissance Minerals LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein; and

WHEREAS, Buyer intends to, among other things, change its name to Aeternum Resources, Inc. and effect a reverse split of its Common Stock on a ratio of 1 share for every 20 shares held;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Assignment, the Consulting Agreement, the Pre-Funded Warrants and the Investor Rights Agreement.

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“ARM Cameroon” means ARM Cameroon PLC, a Cameroonian company to be formed by the Company and majority owned by the Company, subject only to a minority interest in ARM Cameroon anticipated to be granted to a local development partner and a 10% free-carried non-dilutable interest to be held by SONAMINES under Article 47 of Law No. 2023/014 of 19 December 2023 (the Mining Code).

“Assignment” has the meaning set forth in Section 2.03(b)(i).

“Attribution Parties” means, collectively, (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by Seller’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of Seller or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with Seller or any of the foregoing and (iv) any other Persons whose beneficial ownership of Buyer’s Common Stock would or could be aggregated with Seller’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Shares” has the meaning set forth in Section 2.02(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of Buyer.

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“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, domain name registration agreements, terms of service and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company SEC Financial Statements” means any financial statements of the Company required to be filed by Buyer pursuant to the requirements of all applicable federal securities Laws, including, without limitation, those financial statements of the Company required to be filed by Buyer on Form 8-K, for such periods as are required by, prepared in accordance with all applicable requirements of, and audited in the manner required (if required) by applicable federal securities Laws, as determined by Buyer.

“Confidentiality Agreement” means the confidentiality agreement between Seller and Buyer dated September , 2026.

“Consulting Agreement” means a consulting agreement between Seller and Buyer in the form attached hereto as Exhibit A.

“Contingent Shares” has the meaning set forth in Section 2.02(b).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Development Works” means physical works, and expenditure and commitments directed to physical works, for the purpose of establishing a mine and processing facilities at Nkamouna, including site preparation, earthworks, access, camp, power, water and other infrastructure, the ordering or purchase of plant and equipment for the mine or processing facilities, and the engagement of contractors to carry out any of those works, but excluding Evaluation Works.

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“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Evaluation Works” means sampling, drilling, test work, and metallurgical, mineral processing, market, environmental, social, technical, economic and other studies and assessments carried out to evaluate the Project or to inform a decision whether to proceed with its development, including any pilot or demonstration scale work carried out for that purpose.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Gardiner Note” means the $1,000,000 senior secured promissory note made by the Company in favor of Gardiner Investments LLC dated May 1, 2025, as amended by Amendment No. 1 thereto made as of August 31, 2026.

“Gardiner Note Amendment” means an amendment to the Gardiner Note providing, in substantive effect, that the Gardiner Note will not be due and payable upon the Closing, but shall instead be due and payable on the earlier of (i) the Initial Investment Decision Date and (ii) the completion of a Project Disposal.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii)

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group” means any “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

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“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants, other than Seller’s accountants or Buyer’s accountants, who shall be appointed by mutual agreement of Buyer and Seller.

“Initial Investment Decision Date” means the earliest of (a) the date on which the board of directors of Buyer resolves, or Buyer publicly announces, that Buyer will proceed with the development of a mine at Nkamouna, (b) the date on which Buyer, the Company or ARM Cameroon first applies or commits funds to Development Works, (c) the date on which Buyer, the Company or ARM Cameroon enters into any offtake agreement, project financing agreement or construction or long-lead equipment contract in respect of the Project, and (d) the date on which Buyer completes a placing or other capital raise which is stated in the offering or announcement materials to be wholly or partly for the purpose of funding the development of the Project. Buyer shall notify Seller in writing within five Business Days after the Initial Investment Decision Date.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, uniform resource locators, social media account or user names, handles, and other identifiers, and all associated websites and web pages, social media profiles and pages, and all content and data thereon or relating thereto; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (g) all other intellectual or industrial property and proprietary rights.

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“Investor Rights Agreement” means an investor rights agreement between Buyer and Seller in the form attached as Exhibit C hereto.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any managing member, manager or officer of Seller or the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“License” means a license to develop Nkamouna, a large currently undeveloped cobalt-nickel-manganese project in Cameroon, which lies in the Haut-Nyong Division of the East Region, approximately 310 km east-south-east of Yaounde, within a concession area of approximately 1,650 km2, pursuant to an industrial mining permit (permis d’exploitation industrielle) to be granted, free of Encumbrances, to ARM Cameroon or another entity controlled by Buyer by decree under Article 52(2) of Law No. 2023/014 of 19 December 2023 (the Mining Code), following a mining convention signed by the Minister in charge of Mines under Article 40(3) thereof, on terms satisfactory to Buyer, acting reasonably.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

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“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Suppliers” has the meaning set forth in Section 3.15.

“Maximum Percentage” has the meaning set forth in Section 2.02(c).

“Membership Interests” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 3.20(d).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

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“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 6.03.

“Pre-Funded Warrants” means pre-funded warrants in the form attached as Exhibit B hereto.

“Project” means the Nkamouna cobalt-nickel-manganese project in Cameroon described in the definition of License.

“Project Disposal” has the meaning set forth in Section 2.07.

“Purchase Price” has the meaning set forth in Section 2.02(e).

“Qualified Retirement Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned by, or leased or subleased to, the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, managing members, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the exploration for, evaluation, development, mining, processing or marketing of nickel, cobalt or manganese, or for the portion of the Territory that includes the Nkamouna deposit, the area of the License, and any area within 10 miles of the exterior boundary thereof, the exploration for, evaluation, development, mining, processing or marketing or ownership of any other minerals or the holding or seeking of any other interest in land, water or other rights or assets.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Reverse Split” means the reverse split of Buyer’s Common Stock on a 1 Share for 20 Shares basis.

“Securities Act” means the Securities Act of 1933, as amended.

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“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Share” means one share of Common Stock.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Straddle Period” has the meaning set forth in Section 6.04.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means Cameroon.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means all fees and expenses incurred by a party to this Agreement or by the Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Union” has the meaning set forth in Section 3.21(b).

“Withdrawal Notice” has the meaning set forth in Section 2.06.

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ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price.

(a) At the Closing, Buyer shall issue 15,000,000 Shares to Seller (the “Closing Shares”).

(b) If the License is obtained within 12 months after the Closing, Buyer will issue (i) an additional 30,000,000 Shares to Seller within 30 days after the date the License is obtained, and (ii) an additional 88,333,333 Shares within 30 days after the earlier of the Initial Investment Decision Date or 12 months after the date the License is obtained, provided that no Withdrawal Notice has been delivered on or before that earlier date, and provided further that such Shares shall not be issuable prior to the date that is 30 days after the date the License is obtained (the “Contingent Shares”).

(c) Notwithstanding the foregoing, Buyer shall not issue to Seller any Shares if, after giving effect to that issuance, Seller and its Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such issuance, as calculated in accordance with Section 13(d) of the Exchange Act. In such event, Buyer shall (i) issue to Seller such lesser number of Shares, if any, that may be issued to Seller without Seller or any of its Attribution Parties exceeding the Maximum Percentage, and (ii) issue to Seller a Pre-Funded Warrant that is, subject to the terms and conditions set forth therein, exercisable to acquire that number of Shares that was not issued on such date due to the Maximum Percentage limitation.

(d) All numbers of Shares expressed above are expressed prior to giving effect to the Reverse Split. In the event that the Reverse Split occurs prior to the relevant issuance of Shares, or in the event that other reverse stock splits, forward stock splits, stock dividends or similar changes in the Common Stock occur prior to the relevant issuance of Shares, the number and type of Shares (or Pre-Funded Warrants, as the case may be) to be issued shall be appropriately adjusted; provided, that no fractional Shares shall be issued or made issuable pursuant to any Pre-Funded Warrants, and in the event any fractional Share would otherwise be issued or issuable, the number of Shares to be issued or issuable will be rounded down to the nearest whole Share. For example, if the Reverse Split and no other events requiring adjustment pursuant to the foregoing sentence has occurred prior to the relevant issuance of Shares, the figures of 15,000,000, 30,000,000 and 88,333,333 shall instead be 750,000, 1,500,000 and 4,416,666 Shares.

(e) The Closing Shares, Contingent Shares and/or Pre-Funded Warrants, collectively, constitute the “Purchase Price”.

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Section 2.03 Transactions to be Effected at the Closing.

(a)	At the Closing, Buyer shall deliver to Seller:

(i) a stock certificate or direct registration statement representing the Closing Shares and, if applicable, any Pre-Funded Warrants to be issued in lieu thereof; and

(ii) all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)	At the Closing, Seller shall deliver to Buyer:

(i) an assignment of the Membership Interests to Buyer in form and substance satisfactory to Buyer (the “Assignment”), duly executed by Seller and the Company;

(ii) the Company SEC Financial Statements (if any are required under Section 5.12;

(iii) the Gardiner Note Amendment, duly executed by the parties thereto;

(iv) the Consulting Agreement and Investor Rights Agreement, duly executed by Seller, and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement; and

(v) all minute books and ownership records, other books and records, and Contracts of the Company not previously delivered to Buyer.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York time, no later than three Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by electronic exchange of documents and signatures, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

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Section 2.06 Withdrawal. Buyer shall cause the Company to use commercially reasonable efforts to obtain the License as promptly as practicable following the Closing. Buyer may withdraw from the Project at any time before the Initial Investment Decision Date by written notice to Seller (a “Withdrawal Notice”). On delivery of a Withdrawal Notice, Buyer’s obligation to issue any Contingent Shares not then issued shall cease, provided that if, within 12 months after a Withdrawal Notice, Buyer or any of its Affiliates acquires or agrees to acquire, directly or indirectly, any additional interest in the Project, those Contingent Shares shall become issuable and shall be issued within 30 days after that acquisition or agreement. If a Withdrawal Notice is delivered after the Company has obtained the License, Seller may elect, by written notice to Buyer, given within 60 days after the Withdrawal Notice, to require Buyer to transfer to Seller or its nominee, for nominal consideration and free of Encumbrances other than those under applicable securities laws, and of any indebtedness incurred by Buyer or the Company after the Closing, all of the membership interests in the Company, together with (directly or indirectly) all shares in ARM Cameroon held by the Company. Buyer will also make available to Seller all data, information and development work relating to the Project generated or obtained by Buyer during the period from Closing to the Withdrawal Notice. A Withdrawal Notice does not affect any Shares or Pre-Funded Warrants already issued to Seller and does not require Seller to return, surrender or cancel any of them.

Section 2.07 Project Disposal. If, at any time before all Shares comprising the Purchase Price have been issued and within 36 months after the Closing, Buyer enters into an agreement to sell, transfer or otherwise dispose of the Company, ARM Cameroon, all or substantially all of the Project assets, or a controlling interest in any of them, to any Person other than an Affiliate of Buyer (a “Project Disposal”), all Shares not then issued shall become immediately issuable and shall be issued to Seller at or before completion of the Project Disposal. Where the consideration receivable by Buyer on a Project Disposal is not shares of Buyer, Seller may elect, by written notice to Buyer given within ten Business Days after Buyer’s notice under this Section, to receive in place of the Shares issuable under this Section that proportion of the consideration receivable by Buyer which the Shares not then issued bear to the total number of Shares comprising the Purchase Price, and Buyer shall procure that Seller is able to participate in the Project Disposal on the same terms as Buyer. Buyer shall give Seller not less than twenty Business Days’ written notice before entering into any agreement for a Project Disposal, together with the material terms of the proposed transaction. This Section applies whether or not the License has been obtained and whether or not the Initial Investment Decision Date has occurred, and applies notwithstanding any Withdrawal Notice where the agreement for the Project Disposal is entered into within 12 months after that Withdrawal Notice. A disposal to an Affiliate of Buyer is not a Project Disposal, provided that Buyer procures that the transferee assumes Buyer’s obligations under this Agreement in respect of the Shares not then issued. Nothing in this Section limits Seller’s rights under Section 2.06, provided that Seller shall in no circumstances be entitled to receive more than one of (i) the Contingent Shares, (ii) the alternative consideration described above, and (iii) the membership interests of the Company.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Wyoming. Seller has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a member-managed limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company in connection with this Agreement and the other Ancillary Documents will be duly authorized on or prior to the Closing. The Company does not have any manager or board of managers.

Section 3.03 Capitalization.

(a) Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. The Membership Interests are uncertificated. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b) The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

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Section 3.04 No Subsidiaries. The Company does not own, or have any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements. The balance sheet of the Company (the “Balance Sheet”) as of September 9, 2026 the “Balance Sheet Date” has been delivered to Buyer. No other financial statements of the Company have been prepared as of the date hereof. The Balance Sheet has been prepared in accordance with GAAP. The Balance Sheet is based on the books and records of the Company, and fairly presents in all material respects the financial condition of the Company as of the Balance Sheet Date.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. As of the Closing Date, and giving effect to the Closing, the aggregate Liabilities of the Company shall not exceed $1,000,000.

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Section 3.08 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business consistent with past practice, and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company;

(c) split, combination or reclassification of any membership interests in the Company;

(d) issuance, sale or other disposition of any membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;

(e) declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company’s outstanding membership interests;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) capital investment in, or loan to, any other Person;

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(o) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p) material capital expenditures;

(q) imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Company’s properties or assets, tangible or intangible;

(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managing member, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed

$10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, managing member, independent contractor or consultant;

(s) hiring or promoting of any person except to fill a vacancy in the ordinary course of business;

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, managing member, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managing member, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

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(z) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 30 days’ notice;

(vii) except for Contracts relating to trade payables, all Contracts relating to Liabilities (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

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(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and the other party or parties thereto, in accordance with its terms. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable and for which adequate reserves have been established on the Balance Sheet of the Company in accordance with GAAP;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

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(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition and Sufficiency of Assets. Each of the tangible personal property and fixed assets of the Company is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted and as proposed to be conducted.

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(b) Section 3.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

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(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or require the consent of any other Person in respect of the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e) All of the Company Intellectual Property and Licensed Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f) The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h) Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

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(i) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. There has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j) The Company has complied with all applicable Laws and all policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. The Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.13 Securities Laws. Seller is an accredited investor, as that term is defined in Rule 501(a) under the Securities Act. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment. Seller has had the opportunity to ask questions of the Buyer and has had access to such information regarding the Buyer as it has deemed necessary or appropriate in making its investment decision. Seller is acquiring the Closing Shares and, if applicable, the Contingent Shares, the Pre-Funded Warrants and any Shares issuable upon exercise of Pre-Funded Warrants solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable securities laws. Seller acknowledges that the Closing Shares, Contingent Shares, Pre-Funded Warrants and Shares issuable upon exercise of Pre-Funded Warrants are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that they may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Seller acknowledges that the securities will bear a Securities Act restrictive legend. Seller received and accepted the offer to acquire the securities in the state of Wyoming.

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Section 3.14 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Suppliers. Section 3.15 of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and managing member of the Company (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All the Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

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Section 3.17 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by the Company or affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (ii) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. The Company has complied and is now complying with the terms of all Permits listed on Section 3.18(b) of the Disclosure Schedules. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any:

(i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

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(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state or foreign list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.

(e) Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f) Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller and any predecessors as to which the Company or Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller.

(g) Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

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(i) Neither the Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each benefit, pension, retirement, supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, dental, disability, life insurance, accidental death and dismemberment, fringe benefit, and other similar agreement, plan, contract, policy, program, practice, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been established, maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, managing member, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any ERISA Affiliate has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (each, a “Non-U.S. Benefit Plan”).

(b) For each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following, as applicable: (i) where the Benefit Plan has been reduced to writing, the plan document and all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements, investment advisory agreements, and side letters; (iv) any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks and any other written communications (or a description of any oral communications); (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service (or a copy of any pending application for a determination letter and any related correspondence from the Internal Revenue Service); (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the three most recently filed Forms 5500 (with schedules and financial statements attached), and a copy of the three most recently distributed summary annual reports; (vii) actuarial valuations and reports for the three most recently completed plan years; (viii) the most recent nondiscrimination and top-heavy tests performed under the Code; (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan; (x) copies of current and prior Internal Revenue Service or Department of Labor audits or inquiries; (xi) Fidelity bond and fiduciary liability insurance policies; and (xii) any filings under any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Correction Program.

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(c) Each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code, the Affordable Care Act, and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Retirement Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Retirement Plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Retirement Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any ERISA Affiliate or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a civil action or penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980 of the Code. No Benefit Plan has assets that include securities issued by the Company. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d) Neither the Company nor any ERISA Affiliate has contributed to, sponsored, or maintained any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”), (ii) “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, or (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code. None of the Benefit Plans are subject to the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code.

(e) Neither the Company nor any ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to any Benefit Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Benefit Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any Benefit Plan covering any active, retired, or former employees or directors of the Company or any ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any such Benefit Plan in a manner that could subject it to liability under Sections 4062, 4063, or 4064 of ERISA; (iii) failed to comply with ERISA Sections 601 to 608 and Code Section 4980B; or (iv) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of ERISA Sections 4201 or 4204 to any Multiemployer Plan, and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such Multiemployer Plan that could result in any liability of the Company or any ERISA Affiliate to any such Multiemployer Plan. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

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(f) Neither the Company nor any ERISA Affiliate has now or at any time previously contributed to, sponsored, or maintained any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) Neither the Company nor any ERISA Affiliate has any commitment, intention, or understanding to create, modify, or terminate any Benefit Plan. Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Company or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(h) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree medical benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree medical benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree medical benefits.

(i) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program).

(j) Nothing has occurred that could result in a material increase in the benefits under or the expense of maintaining any Benefit Plan from the level of benefits or expense incurred for the most recently completed fiscal year. There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement.

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(k) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(l) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former managing member, officer, employee, independent contractor or consultant of the Company to severance pay, any increase in severance pay, or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock or stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code; or (vii) result in payments under any Benefit Plans that would not be deductible under Section 162(m) of the Code.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are officers, employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, and sets forth for each individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b) The Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance in all material respects with all applicable federal, state and local Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company, including but not limited to all Laws relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage and overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy (including biometric privacy), health and safety, workers’ compensation, leaves of absence, paid sick leave, paid and unpaid family and medical leave, whistleblowing, and unemployment insurance laws. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified as exempt. There are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral forum in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation, audit, or claim relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage or overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy (including biometric privacy), health and safety, workers’ compensation, leaves of absence, paid sick, family and medical, or other leave, whistleblowing, and unemployment insurance, or any other employment-related matter arising under applicable Laws.

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(d) Regarding each Government Contract, the Company is and has been in compliance in all material respects with Section 503 of the Rehabilitation Act of 1973 (“Section 503”), the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), and Executive Order 13706 (Establishing Paid Sick Leave for Federal Contractors) (“E.O. 13706”), each including all implementing regulations and applicable guidance. The Company maintains and complies with affirmative action plans in compliance with Section 503 and VEVRAA, including all implementing regulations and amendments. The Company is not, and has not been, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with Section 503, VEVRAA or E.O. 13706. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. The Company is in compliance with and has complied with all immigration laws, including mandatory E-Verify obligations.

Section 3.22 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Balance Sheet. The amount of the Company’s Liability for unpaid Taxes for all periods following the Balance Sheet Date shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.22(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

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(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i) Seller has delivered to Buyer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.

(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) The Company has been treated as a disregarded entity for U.S. federal, state and local income tax purposes since its formation.

(o) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(p) Neither the Company nor a predecessor has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r) Section 3.22(r) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business, or has a permanent establishment.

(s) No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

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Section 3.23 Books and Records. The minute books of the Company have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members, and no meeting, or action taken by written consent, of any such members has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under applicable securities Laws and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

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Section 4.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Capitalization. As of the date of this Agreement, Buyer has authorized (a) 10,000,000 shares of preferred stock, $0.01 par value, of which 1,105,644 are designated as Series A preferred, stock, none of which are outstanding, and of which 2,000,000 are designated as Series B preferred stock (to be increased to 4,000,000), all of which are outstanding or expected to be issued, and (b) 250,000,000 Shares of Common Stock (to be increased to 500,000,000), of which 362,105,204 Shares are outstanding or expected to be issued. As of the date of this Agreement, Section 4.05 of the Disclosure Schedule sets forth all options, warrants or other rights to acquire Shares or other shares of capital stock of Buyer. Neither this Section 4.05 nor any other provision of this Agreement shall restrict Buyer from effecting the Reverse Split, increasing its authorized capital or issuing additional shares of capital stock or other securities of Buyer after the date hereof.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07 Valid Issuance; Authorized Capital. The Closing Shares, the Contingent Shares and any Shares issuable on exercise of the Pre-Funded Warrants, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of all Encumbrances and of any restriction on transfer other than restrictions set forth in the Pre-Funded Warrants or arising under applicable securities Laws. Buyer will have at the relevant time a sufficient number of authorized and unissued shares of Common Stock to permit each such issuance in full.

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ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall cause the Company to:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.

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Section 5.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

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(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and the managing member of the Company.

Section 5.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07 Non-Competition; Non-Solicitation.

(a) For a period of two years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships between the Company and customers or suppliers of the Company existing as of the Closing Date. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. This Section 5.07 does not restrict Seller or any of its Affiliates from performing services in respect of the Project for Buyer or the Company. Further, the Restricted Period shall terminate automatically on delivery of a Withdrawal Notice and, if earlier, on completion of any transfer of the Company to Seller or its nominee under Section 2.06.

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(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 5.08 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(f) Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

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provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 Closing Conditions From the date hereof until the Closing, Seller shall, and shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 7.01 and Section 7.02, and Buyer shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 7.01 and Section 7.03 hereof.

Section 5.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.12 Company SEC Financial Statements. Seller shall use its best efforts to expeditiously (a) prepare and cooperate with Buyer in the preparation of the Company SEC Financial Statements, (b) prepare and provide to Buyer any other information regarding the Company that Buyer determines is required to be disclosed pursuant to applicable Laws, and (c) cooperate and assist Buyer with the preparation of any pro forma financial statements required to be disclosed by Buyer pursuant to applicable securities Laws, in each case as determined by Buyer, acting reasonably. Buyer shall notify Seller within 15 Business Days after the date of this Agreement whether, and which, Company SEC Financial Statements it has determined are required. All costs of preparing and auditing the Company SEC Financial Statements and any pro forma financial statements, including the fees of any accounting firm, shall be borne by Buyer.

Section 5.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

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ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Seller shall not (and, prior to the Closing, Seller shall cause the Company, its Affiliates and their respective Representatives not to), to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Seller shall terminate or cause to be terminated any and all existing Tax sharing agreements (whether written or not) binding upon the Company as of the Closing Date. After Closing, none of the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (“Pre-Closing Taxes”); (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (f) any and all Taxes of Seller regardless of whether arising before or after the Closing. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

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Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.06 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

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Section 6.07 Tax Treatment. Seller and Buyer agree that the transactions contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by Seller and a purchase by Buyer of the assets of the Company.

Section 6.08 Tax Allocation. Seller and Buyer agree that the Purchase Price shall be allocated among the assets of the Company for U.S. federal and applicable state and local income tax purposes as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 90 days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 60 days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 6.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.10 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

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ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The Company SEC Financial Statements shall have been completed or Buyer shall have determined under Section 5.12 that none are required; provided that this condition shall be deemed satisfied on the date falling 75 days after the date of this Agreement unless the Company SEC Financial Statements have not been completed by reason of Seller’s failure to comply with Section 5.12.

(b) Seller and Buyer shall have given all notices to, and obtained all consents from, all third parties that are described in the Disclosure Schedules.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05 and Section 3.24, the representations and warranties of Seller contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, 3.05(a) and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing.

(d) All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

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(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Seller shall have duly executed and delivered the Assignment to Buyer.

(g) The Gardiner Note Amendment shall be duly executed by the parties thereto, and delivered by Seller to Buyer.

(h) The other Ancillary Documents shall have been executed and delivered by the parties thereto (other than Buyer) and true and complete copies thereof shall have been delivered to Buyer.

(i) The aggregate Liabilities of the Company shall not exceed $1,000,000.

(j) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managing member of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(l) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(m) Buyer shall have received resignations of the managing member and officers of the Company pursuant to Section 5.05.

(n) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(o) Seller shall have delivered to Buyer an IRS Form W-9, Request for Taxpayer Identification Number and Certificate, duly executed by an officer of Seller.

(p) Seller shall have delivered to Buyer a release from Andrew Horn in favor of the Company and Buyer on terms satisfactory to Buyer.

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(q) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement. The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) The Ancillary Documents shall have been executed and delivered by the parties thereto (other than Seller) and complete copies thereof shall have been delivered to Seller.

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(g) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.24, Section 4.01, Section 4.02 and Section 4.04 shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or non-fulfillment of any covenant, agreement or obligation in ARTICLE VI, it being understood that the sole remedy for any such breachor non-fulfillment shall be pursuant to ARTICLE VI); or

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(c) any Transaction Expenses of the Company.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than any breach or non-fulfillments of any covenant, agreement or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach or non-fulfillment thereof shall be pursuant to ARTICLE VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $100,000 (the “Basket”), in which event Seller shall be required to pay or be liable only for such Losses in excess of the Basket. Seller’s aggregate liability under Section 8.02(a) shall not exceed the market value of the Purchase Price actually received by Seller as measured on the date of receipt of such Purchase Price (the “Cap”). Seller may elect to satisfy any such liability, at its election, by surrendering Shares or Pre-Funded Warrants for cancellation, valued based on the volume weighted average price of the Common Stock over the 20 trading days ending on the date of surrender.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable only for such Losses in excess of the Basket. Buyer’s aggregate liability under Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.24, Section 4.01, Section 4.02 and Section 4.04.

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(d) For purposes of this ARTICLE VIII, (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06 Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 12%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied from Seller.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made pursuant to ARTICLE VI, ARTICLE VIII or any other provision of this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

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Section 8.09 Exclusive Remedies. Subject to and except for Section 5.07 and Section 10.11, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, except with respect to Section 5.07 and Section 10.11, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud or willful misconduct.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before January 31, 2027 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the primary cause of, or was the primary factor that resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;

(c) by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer;

(d) by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

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(e) by Buyer or Seller if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) that the obligations set forth in this ARTICLE IX and ARTICLE X hereof shall survive termination; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	American Renaissance Resources LLC
40 N Gould St.
Sheridan, WY 82801
Email: jl@amxres.com
Attention: Justin Lowe, Authorized Representative

If to Buyer:	Aeternum Health, Inc.
5289 NE Elam Young Pkwy, Suite 180
Hillsboro, OR 97124
Email: joosthuizen@aeternumresources.com
Attention: Josua Oosthuizen, Chief Executive Officer

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with a copy to:	Dorsey & Whitney LLP
701 5th Avenue, Suite 6100
Seattle, WA 98104-7043
Email: doerksen.christopher@dorsey.com
Attention: Christopher Doerksen

Section 10.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed[; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly owned subsidiaries]. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

AMERICAN RENAISSANCE RESOURCES LLC

By: Gardiner Investments LLC, a Managing Member

By:	/s/ Justin Peter Lowe
Name:	Justin Peter Lowe
Title:	Manager

AETERNUM HEALTH, INC.

By	/s/ Josua Oosthuizen
Name:	Josua Oousthuizen
Title:	CEO

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